Exhibit 10.1

TREX COMPANY, INC.

2014 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Trex Company, Inc., a Delaware corporation (the “Company”), hereby grants stock appreciation rights (“SARs”) relating to its common stock, $.01 par value, (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2014 Stock Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Number of SARs:

SAR Grant Price per Share: $

Vesting Schedule:	Vesting Date	Number of SARs
	Vest 1	#
	Vest 2	#
	Vest 3	#

Last Date to Exercise:                 1

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan, and agree that unless otherwise specifically provided herein, the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
William R. Gupp
Senior Vice President, General Counsel and Secretary

This is not a stock certificate or a negotiable instrument.

[1]	Certain events can cause an earlier termination of the SAR. See “Effects of Changes in Capitalization” in the Plan. This date shall be extended for one (1) year in the event your employment terminates due to your death during the tenth year of the term.

TREX COMPANY, INC.

2014 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

SARs

The SARS are only exercisable before the Last Date to Exercise (noted on the cover sheet) and then only with respect to the vested portion of the SARs. Subject to the preceding sentence, you may exercise the SARs, in whole or in part, by following the procedures set forth in the Plan and below in this Agreement. For the purpose of this Agreement, “Service” means service as an employee of the Company or any Affiliate or service as Service Provider.

Vesting

Your right to exercise the SARs vests as to thirty three and one-third percent (33 1/3%) of the total number of SARs on each anniversary of the grant, as shown on the cover sheet, provided that you then continue in Service on each such vesting date. The resulting aggregate number of vested SARs will be rounded to the nearest whole number, and you may not vest in more than the number of SARs shown on the cover sheet.

Except as otherwise provided herein, no SARs will vest after your Service has terminated for any reason.

Early Vesting

Upon the termination of your Services, other than by reason of your death, Disability, Retirement, or termination by the Company without “Cause” or at your election with “Good Reason,” any SARs that have not vested hereunder shall immediately be deemed forfeited and your vested SARs will expire at the close of business at Company headquarters on the 90th day after your termination date (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday); but in any event no later than the Last Date to Exercise.

In the event of the termination of your Services because of your death, Disability, or Retirement, any SARs that have not vested hereunder shall immediately become fully vested and will expire at the close of business at Company headquarters on the date five (5) years after your termination date (but not later than the Last Date to Exercise). During that five year period (but not later than the Last Date to Exercise), your or your estate or heirs may exercise your SARs.

In the event of the termination of your Services by the Company without “Cause” or at your election with “Good Reason”, or in the event of a “Change in Control”, any SARs that have not vested hereunder shall immediately become fully vested and will expire at the close of business at Company headquarters on the 90th day after your termination date or Change in Control, whichever is applicable, (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday); but in any event no later than the Last Date to Exercise.

“Cause” means one of the following reasons for which your employment with the Company is terminated: (1) Your willful or grossly negligent misconduct that is materially injurious to the Company; (2) Your embezzlement or misappropriation of funds or property of the Company; (3) Your conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) Your conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (5) Your willful failure or refusal by you to devote your full business time (other than on account of disability or approved leave) and attention to the performance of your duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to you by the Board of Directors.

“Good Reason” shall exist upon: (1) a material and adverse change in your status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in your status or position as an employee of the Company as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon your giving notice), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with your termination other than for Good Reason); (2) a 10% or greater reduction in your aggregate base salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (3) the failure by the Company to continue in effect any material employee benefit plan (excluding any equity compensation plan) in which you are participating (or plans providing you with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect your continued participation in any of such plans on at least as favorable a basis to you or which would materially reduce your benefits under any of such plans; (4) Company’s requiring you to be based at an office that is both more than 50 miles from where your office is located and further from your then current residence; or (5) a material breach by the Company of any agreement with you; provided, however, that if any of the conditions exists, you must provide written notice to the Company no more than ninety (90) calendar days following the initial existence of the condition and your intention to terminate your employment for Good Reason. Upon such notice, the Company shall have a period of thirty (30) calendar days during which it may remedy the condition and, if the Company fails to remedy such condition, you terminate your Services within ninety (90) calendar days following such failure.

“Change in Control” shall have the meaning given to such term in the Change in Control Severance Agreement between you and the Company, provided that in all cases such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

Notwithstanding the foregoing or any other provision herein to the contrary, SARs shall also vest according to the terms and conditions, if so provided, in any separate agreement between you and the Company, including but not limited to any Employment Agreement, Severance Agreement or Change in Control Severance Agreement.

Notice of Exercise

When you wish to exercise this award of SARs, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. All exercises must take place before, and your SARs will expire on, the Last Date to Exercise (shown on the cover sheet), or such earlier date following your death, disability, retirement or other termination of your service as otherwise provided herein or a Change in Control. Your notice must specify how many SARs you wish to exercise. Your notice must also specify how the shares of Stock received on the exercise of your SARs should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise the SARs after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Payment for SARs

Upon your exercise of the SARs, the Company will pay you in shares of Stock an amount equal to the positive difference (if any) between the Fair Market Value of a share of Stock on the exercise date and the SAR Grant Price, multiplied by the number of SARs being exercised. Any fractional shares of Stock will be paid to you in cash.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise of SARs. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of SARs, the Company shall have the right to require such payments from you, withhold shares that would otherwise have been issued to you under this Agreement or withhold such amounts from other payments due to you from the Company or any Affiliate.

Retention Rights	This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock received pursuant to the exercise of your SARS has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of SARs and the SAR Grant Price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your SARs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the SARs. Any prior agreements, commitments or negotiations concerning the SARs are superseded.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting the SARs you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.